Exhibit 99.1

PRESS RELEASE

Level 3 Reports Second Quarter 2014 Results

Second Quarter 2014 Highlights

•                  Core Network Services revenue for the second quarter 2014 increased by 6.9 percent year-over-year, on a constant currency basis

•                  Enterprise Core Network Services revenue grew 11 percent year-over-year, on a constant currency basis

•                  Gross margin increased to 62.3 percent in the second quarter 2014, from 60.6 percent in the second quarter 2013

•                  Adjusted EBITDA was $459 million; excluding $4 million of tw telecom transaction-related fees, Adjusted EBITDA was $463 million

•                  Generated Free Cash Flow of $62 million

BROOMFIELD, Colo., July 29, 2014 — Level 3 Communications, Inc. (NYSE: LVLT) reported total revenue of $1.625 billion for the second quarter 2014, compared to $1.565 billion for the second quarter 2013.

In the second quarter 2014, the company generated net income of $51 million and $0.21 basic and diluted net income per share, which included a $0.14 loss for the devaluation of the Venezuelan Bolivar, and $0.02 of tw telecom transaction-related fees. Excluding these items, the company generated basic and diluted net income per share of $0.37.

Adjusted EBITDA was $463 million in the second quarter 2014, excluding $4 million of tw telecom transaction-related fees. For the second quarter 2013, Adjusted EBITDA on a pro forma basis was $385 million, which has been adjusted to include $15 million in bonus-related non-cash compensation expense and to exclude $13 million of severance charges, both of which were recognized in that quarter.

“Level 3 delivered another quarter of solid revenue and Adjusted EBITDA growth,” said Jeff Storey, president and CEO of Level 3. “Our ability to help enterprise customers solve their evolving, global telecommunications needs is a key differentiator in the industry. During the second quarter, we also indicated our intent to acquire tw telecom and the integration planning process is well underway.”

Financial Results

Metric ($ in millions, except per share data)	Second Quarter 2014	Second Quarter 2013
Core Network Services Revenue	$1,479	$1,379
Wholesale Voice Services and Other Revenue	$146	$186
Total Revenue	$1,625	$1,565
Adjusted EBITDA(1)(2)(3)(4)	$463	$385
Capital Expenditures	$241	$208
Unlevered Cash Flow(1)	$211	$153
Free Cash Flow(1)	$62	$8
Gross Margin(1)	62.3%	60.6%
Adjusted EBITDA Margin(1)(2)(3)(4)	28.5%	24.6%
Net Income (Loss)	$51	$(24)
Basic Earnings (Loss) Per Share	$0.21	$(0.11)
Diluted Earnings (Loss) Per Share	$0.21	$(0.11)

(1)         See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

(2)         Adjusted EBITDA for the second quarter 2014 excludes tw telecom transaction-related fees of $4 million.

(3)         In 2013, the company accrued 60 percent of its annual employee bonus compensation expense in the form of equity and 40 percent in cash, compared to 100 percent cash in 2014. The amount of the bonus accrued as equity-based compensation in the second quarter of 2013 was $15 million. Adjusted EBITDA and the resulting Adjusted EBITDA margin in the second quarter of 2013 have been adjusted on a pro forma basis to include the $15 million to present the results on a consistent basis with the accrual of bonus compensation expense in 2014 as 100 percent cash.

(4)         Adjusted EBITDA for the second quarter 2013 excludes $13 million of severance charges.

Revenue

Core Network Services (CNS) Revenue ($ in millions)	Second Quarter 2014	Second Quarter 2013	Percent Change, Constant Currency
North America	$1,051	$970	8%
Wholesale	$367	$367	—
Enterprise	$684	$603	13%

EMEA	$229	$220	(2)%
Wholesale	$86	$88	(8)%
Enterprise(1)	$143	$132	2%

Latin America	$199	$189	10%
Wholesale	$42	$40	7%
Enterprise	$157	$149	10%

Total CNS Revenue	$1,479	$1,379	7%
Wholesale	$495	$495	(1)%
Enterprise(1)	$984	$884	11%

(1)         Includes EMEA UK Government.

Core Network Services (CNS)

CNS revenue was $1.479 billion in the second quarter 2014, increasing 6.9 percent year-over-year on a constant currency basis.

Deferred Revenue

The deferred revenue balance was $1.143 billion at the end of the second quarter 2014, compared to $1.132 billion at the end of the second quarter 2013.

Cost of Revenue

Cost of revenue was $613 million in the second quarter 2014, compared to $616 million in the second quarter 2013.

Gross margin continued to expand, increasing to 62.3 percent for the second quarter 2014, compared to 60.6 percent in the second quarter 2013.

Selling, General and Administrative Expenses (SG&A)

Excluding non-cash compensation expense, SG&A expenses were $553 million in the second quarter 2014, which included $4 million of transaction-related fees. This compared to $564 million in the second quarter 2013, on a pro forma basis, adjusted to include the $15 million in bonus-related non-cash compensation and to exclude $13 million of severance charges.

Non-cash compensation expense was $16 million for the second quarter 2014. For the second quarter 2013, non-cash compensation was $48 million. Second quarter 2013 non-cash compensation expense was $16 million excluding $15 million in bonus-related non-cash compensation expense and $17 million related to the termination of former CEO Jim Crowe’s employment agreement.

Adjusted EBITDA

For the second quarter 2014, Adjusted EBITDA was $463 million, excluding $4 million of transaction-related fees. For the second quarter 2013, Adjusted EBITDA on a pro forma basis was $385 million.

Adjusted EBITDA margin increased to 28.5 percent for the second quarter 2014, compared to Adjusted EBITDA margin of 24.6 percent for the second quarter 2013, on a pro forma basis.

Cash Flow and Liquidity

During the second quarter 2014, Unlevered Cash Flow was $211 million, compared to $153 million in the second quarter 2013.

Free Cash Flow was positive $62 million for the second quarter 2014, compared to positive $8 million in the second quarter 2013.

Capital expenditures were $241 million for the second quarter 2014, compared to $208 million for the second quarter 2013.

As of June 30, 2014, the company had cash and cash equivalents of approximately $637 million.

Corporate Transactions

On June 16, 2014, Level 3 announced that it entered into a definitive agreement to acquire tw telecom. Under the terms and subject to conditions of the agreement, tw telecom shareholders will receive $10 cash and 0.7 shares of Level 3 common stock for each share of tw telecom common stock that is owned at closing. Based on Level 3’s closing stock price on June 13, 2014, the last trading day prior to the announcement of the transaction, the transaction is valued at $40.86 per tw telecom share, or approximately $7.3 billion, including the assumption of approximately $1.6 billion of net debt as of March 31, 2014.

Business Outlook

“We remain confident in our performance for the rest of year,” said Sunit Patel, CFO of Level 3. “On a standalone basis, and excluding the effects from the tw telecom acquisition, we are reiterating our outlook for the full year 2014.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s second quarter 2014 results today at 10 a.m. ET. The call will be broadcast live on Level 3’s Investor Relations website at http://investors.level3.com. Additional information regarding the second quarter 2014 results, including the presentation management will review on the conference call, will be available on Level 3’s Investor Relations website. If you are unable to join the call via the Web, the call can be accessed live at 1 877-283-5643 (U.S. Domestic) or 1 312-281-1201 (International). Questions should be sent to investor.relations@level3.com.

For additional information, please call 1 720-888-2518.

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) is a Fortune 500 company that provides local, national and global communications services to enterprise, government and carrier customers. Level 3’s comprehensive portfolio of secure, managed solutions includes fiber and infrastructure solutions; IP-based voice and data communications; wide-area Ethernet services; video and content distribution; data center and cloud-based solutions. Level 3 serves customers in more than 500 markets in over 60 countries on a global services platform anchored by owned fiber networks on three continents and connected by extensive undersea facilities. For more information, please visit www.level3.com or get to know us on Twitter, Facebook and LinkedIn.

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications, Level (3) and the Level 3 Logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries. Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners. Level 3 services are provided by subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement

Some statements made in this press release are forward-looking in nature and are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. Important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the company’s ability to: successfully integrate the tw telecom acquisition or otherwise realize the anticipated benefits thereof; manage risks associated with continued uncertainty in the global economy; maintain and increase traffic on its network; develop and maintain effective business support systems; manage system and network failures or disruptions; avert the breach of its network and computer system security measures; develop new services that meet customer demands and generate acceptable margins; defend intellectual property and proprietary rights; manage the future expansion or adaptation of its network to remain competitive; manage continued or accelerated decreases in market pricing for communications services; obtain capacity for its network from other providers and interconnect its network with other networks on favorable terms; attract and retain qualified management and other personnel; successfully integrate future acquisitions; effectively manage political, legal, regulatory, foreign currency and other risks it is exposed to due to its substantial international operations; mitigate its exposure to contingent liabilities; and meet all of the terms and conditions of its debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

Media:	Investors:
Ashley Pritchard	Mark Stoutenberg
+1 720-888-5950	+1 720-888-2518
ashley.pritchard@level3.com	mark.stoutenberg@level3.com

Level 3 Communications:

Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

In addition, measures referred to in the accompanying news release as being calculated “on a constant currency basis” or “in constant currency terms” are non-GAAP metrics intended to present the relevant information assuming a constant exchange rate between the two periods being compared. Such metrics are calculated by applying the currency exchange rates used in the preparation of the prior period financial results to the subsequent period results.

Consolidated Revenue is defined as total revenue from the Consolidated Statements of Operations.

Core Network Services Revenue includes revenue from colocation and datacenter services, transport and fiber, IP and data services, and voice services (local and enterprise).

Gross Margin ($) is defined as total revenue less cost of revenue from the Consolidated Statements of Operations.

Gross Margin (%) is defined as gross margin ($) divided by total revenue. Management believes that gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company’s network.

Adjusted EBITDA is defined as net income (loss) from the Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue.

Adjusted EBITDA Metric

Q2 2014

(in millions)

Net Income	$51
Income Tax Expense	12
Total Other Expense	193
Depreciation and Amortization	187
Non-Cash Stock Compensation	16
Adjusted EBITDA	$459

Adjusted EBITDA Margin	28.2%

Adjusted EBITDA Metric

Q1 2014

(in millions)

Net Income	$112
Income Tax Expense	7
Total Other Expense	145
Depreciation and Amortization	184
Non-Cash Stock Compensation	10
Adjusted EBITDA	$458

Adjusted EBITDA Margin	28.5%

Adjusted EBITDA Metric

Q2 2013 (1)

(in millions)

Net Loss	$(24)
Income Tax Expense	11
Total Other Expense	153
Depreciation and Amortization	199
Non-Cash Stock Compensation	48
Adjusted EBITDA	$387

Adjusted EBITDA Margin	24.7%

(1)Adjusted EBITDA and the resulting Adjusted EBITDA Margin includes $15 million in the second quarter of 2013 in non-cash bonus related compensation.

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Adjusted EBITDA and Adjusted EBITDA Margin to compare the company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures.  Adjusted EBITDA excludes the gain (or loss) on extinguishment and modification of debt and other, net because these items are not related to the primary operations of the company.

There are limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company’s calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain (or loss) on extinguishment and modification of debt and net other income (expense). Adjusted EBITDA and Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the Consolidated Statements of Cash Flows or the Consolidated Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the underlying business’ growth pattern and ability to generate cash.  Unlevered Cash Flow excludes cash used for acquisitions and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure the company’s cash performance as it excludes certain material items such as payments on and repurchases of long-term debt, interest income, cash interest expense and cash used to fund acquisitions. Comparisons of Level 3’s Unlevered Cash Flow to that of some of its competitors may be of limited usefulness since Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Consolidated Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company’s ability to generate cash to service its debt. Free Cash Flow excludes cash used for acquisitions, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure the company’s performance as it excludes certain material items such as principal payments on and repurchases of long-term debt and cash used to fund acquisitions. Comparisons of Level 3’s Free Cash Flow to that of some of its competitors may be of limited usefulness since Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable and accounts payable and capital expenditures. Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Unlevered Cash Flow and Free Cash Flow

Three Months Ended June 30, 2014

	Unlevered
($ in millions)	Cash Flow	Free Cash Flow
Net Cash Provided by Operating Activities	$303	$303
Capital Expenditures	(241)	(241)
Cash Interest Paid	149	N/A
Interest Income	—	N/A
Total	$211	$62

Unlevered Cash Flow and Free Cash Flow

Three Months Ended March 31, 2014

	Unlevered
($ in millions)	Cash Flow	Free Cash Flow
Net Cash Provided by Operating Activities	$141	$141
Capital Expenditures	(163)	(163)
Cash Interest Paid	128	N/A
Interest Income	—	N/A
Total	$106	$(22)

Unlevered Cash Flow and Free Cash Flow

Three Months Ended June 30, 2013

	Unlevered
($ in millions)	Cash Flow	Free Cash Flow
Net Cash Provided by Operating Activities	$216	$216
Capital Expenditures	(208)	(208)
Cash Interest Paid	145	N/A
Interest Income	—	N/A
Total	$153	$8

							2Q14/		2Q14/
							2Q13%		1Q14%
						2Q14/	Change	2Q14/	Change	2Q14
	Regional Revenue Distribution					2Q13%	Constant	1Q14%	Constant	%
	2Q13	3Q13	4Q13	1Q14	2Q14	Change	Currency	Change	Currency	CNS

CNS Revenue ($ in millions)
North America	$970	$987	$1,025	$1,043	$1,051	8.4%	8.3%	0.8%	0.7%	71%
Wholesale	$367	$365	$374	$368	$367	—%	(0.2)%	(0.3)%	(0.4)%	25%
Enterprise	$603	$622	$651	$675	$684	13.4%	13.4%	1.3%	1.3%	46%

EMEA	$220	$222	$223	$225	$229	4.1%	(1.8)%	1.8%	0.8%	16%
Wholesale	$88	$88	$89	$87	$86	(2.3)%	(7.7)%	(1.1)%	(1.9)%	6%
Enterprise	$132	$134	$134	$138	$143	8.3%	2.2%	3.6%	2.5%	10%

Latin America	$189	$188	$195	$189	$199	5.3%	9.7%	5.3%	3.4%	13%
Wholesale	$40	$39	$41	$40	$42	5.0%	7.2%	5.0%	2.5%	3%
Enterprise	$149	$149	$154	$149	$157	5.4%	10.4%	5.4%	3.6%	10%

Total	$1,379	$1,397	$1,443	$1,457	$1,479	7.3%	6.9%	1.5%	1.1%	100%
Wholesale	$495	$492	$504	$495	$495	—%	(0.9)%	—%	(0.5)%	34%
Enterprise	$884	$905	$939	$962	$984	11.3%	11.2%	2.3%	1.8%	66%

Total CNS	$1,379	$1,397	$1,443	$1,457	$1,479	7.3%	6.9%	1.5%	1.1%
Wholesale Voice Services and Other Revenue	186	172	159	152	146	(21.5)%	(21.2)%	(3.9)%	(3.7)%
Total Revenue	$1,565	$1,569	$1,602	$1,609	$1,625	3.8%	3.5%	1.0%	0.6%

						2Q14/	2Q14/	2Q14
	Services Revenue					2Q13%	1Q14%	%
	2Q13	3Q13	4Q13	1Q14	2Q14	Change	Change	CNS

Core Network Services Revenue ($ in millions)
Colocation and Datacenter Services	$145	$144	$154	$145	$146	0.7%	0.7%	10%
Transport and Fiber	$480	$483	$496	$502	$508	5.8%	1.2%	34%
IP and Data Services	$522	$536	$557	$573	$588	12.6%	2.6%	40%
Voice Services (Local and Enterprise)	$232	$234	$236	$237	$237	2.2%	—%	16%
Total Core Network Services	$1,379	$1,397	$1,443	$1,457	$1,479	7.3%	1.5%	100%
Wholesale Voice Services and Other	$186	$172	$159	$152	$146	(21.5)%	(3.9)%
Total Revenue	$1,565	$1,569	$1,602	$1,609	$1,625	3.8%	1.0%

Debt is defined as total gross debt, including capital leases from the Consolidated Balance Sheet.

Net Debt to Last Twelve Months (LTM) Adjusted EBITDA Ratio is defined as debt, reduced by cash and cash equivalents and divided by LTM Adjusted EBITDA.

Level 3 Communications, Inc. and Consolidated Subsidiaries

Net Debt to LTM Adjusted EBITDA Ratio as of June 30, 2014

($ in millions)

Debt	$8,386
Cash and Cash Equivalents	(637)
Net Debt	$7,749
LTM Adjusted EBITDA	$1,768
Net Debt to LTM Adjusted EBITDA Ratio	4.4

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in millions, except per share data)	2014	2014	2013

Revenue	$1,625	$1,609	$1,565

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue	613	614	616
Depreciation and Amortization	187	184	199
Selling, General and Administrative	569	547	610
Total Costs and Expenses	1,369	1,345	1,425

Operating Income	256	264	140

Other Income (Expense):
Interest income	—	—	—
Interest expense	(149)	(151)	(167)
Other, net	(44)	6	14
Total Other Expense	(193)	(145)	(153)

Income (Loss) Before Income Taxes	63	119	(13)

Income Tax Expense	(12)	(7)	(11)

Net Income (Loss)	$51	$112	$(24)

Basic Earnings per Common Share:
Net Income (Loss) per Share	$0.21	$0.48	$(0.11)
Weighted-Average Shares Outstanding (in thousands)	237,376	235,635	221,609

Diluted Earnings per Common Share:
Net Income (Loss) per Share	$0.21	$0.47	$(0.11)
Weighted-Average Shares Outstanding (in thousands)	241,406	239,294	221,609

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,	June 30,
(dollars in millions)	2014	2013	2013

Assets

Current Assets:
Cash and cash equivalents	$637	$631	$596
Restricted cash and securities	6	7	7
Receivables, less allowances for doubtful accounts	722	673	721
Other	174	143	179
Total Current Assets	1,539	1,454	1,503

Property, Plant and Equipment, net	8,355	8,240	8,171
Restricted Cash and Securities	23	23	27
Goodwill	2,578	2,577	2,565
Other Intangibles, net	169	205	232
Other Assets	364	375	367
Total Assets	$13,028	$12,874	$12,865

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$613	$625	$688
Current portion of long-term debt	503	31	30
Accrued payroll and employee benefits	145	209	177
Accrued interest	166	160	192
Current portion of deferred revenue	258	253	226
Other	139	168	190
Total Current Liabilities	1,824	1,446	1,503

Long-Term Debt, less current portion	7,855	8,331	8,506
Deferred Revenue, less current portion	885	906	906
Other Liabilities	785	780	842
Total Liabilities	11,349	11,463	11,757

Stockholders’ Equity	1,679	1,411	1,108
Total Liabilities and Stockholders’ Equity	$13,028	$12,874	$12,865

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
(dollars in millions)	2014	2014	2013

Cash Flows from Operating Activities:
Net income (loss)	$51	$112	$(24)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	187	184	199
Non-cash compensation expense attributable to stock awards	16	10	48
Accretion of debt discount and amortization of debt issuance costs	8	9	9
Accrued interest on long-term debt	(8)	14	13
Non-cash tax adjustments	1	(5)	(2)
Deferred income taxes	7	7	(14)
Gain on sale of property, plant and equipment and other assets	—	(1)	(1)
Other, net	12	(12)	(19)
Changes in working capital items:
Receivables	(23)	(26)	4
Other current assets	(12)	(18)	(8)
Payables	51	(69)	(48)
Deferred revenue	(23)	1	7
Other current liabilities	36	(65)	52
Net Cash Provided by Operating Activities	303	141	216

Cash Flows from Investing Activities:
Capital expenditures	(241)	(163)	(208)
Change in restricted cash and securities, net	1	1	5
Other	—	—	(14)
Net Cash Used in Investing Activities	(240)	(162)	(217)

Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	—	—	—
Payments on and repurchases of long-term debt and capital leases	(3)	(3)	(13)
Net Cash Used in Financing Activities	(3)	(3)	(13)

Effect of Exchange Rates on Cash and Cash Equivalents	(30)	—	—

Net Change in Cash and Cash Equivalents	30	(24)	(14)

Cash and Cash Equivalents at Beginning of Period	607	631	610

Cash and Cash Equivalents at End of Period	$637	$607	$596

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$149	$128	$145